Exhibit 99.1

FOR IMMEDIATE RELEASE
PACIFIC PREMIER BANK COMPLETES CHARTER CONVERSION TO A COMMERCIAL BANK AND ANNOUNCES DIRECTOR RESIGNATION

COSTA MESA, Calif., April 2, 2007 -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI - the "Company"), the holding company of Pacific Premier Bank (the "Bank"), announced today that the Bank has successfully completed the process of converting its charter from a federal savings bank to a California commercial bank and is now a member of the Federal Reserve System. The Company also announced that it has been approved to become a bank holding company pursuant to the Bank Holding Company Act.

Steven R. Gardner, President and Chief Executive Officer of the Company stated, "The conversion to a state chartered bank is a reflection of the significant changes that have taken place at Pacific Premier over the past several years. This is another step towards creating a premier commercial bank which serves businesses, professionals, real estate entrepreneurs and non-profit organizations throughout the region.”

The Company also announced that Mr. Kent Snyder has tendered his resignation from the Board of Directors effective March 30, 2007 to pursue other opportunities. Mr. Snyder joined the Board in 2000 during a time when the Bank and Company were in a troubled financial condition and was instrumental in guiding the Company’s turnaround and developing its’ long-term strategies. Mr. Gardner stated, "Kent has been a great resource for the Board and for the Company. We are grateful for his contributions and wish him well in his endeavors. His guidance and advice will be missed”. Mr. Snyder served on the Audit, Compensation, and Corporate Governance/Nominating committees for the Corporation and the Bank as well as the Credit Committee of the Bank. The Board is now in the process of searching for a replacement.

The Company owns all of the capital stock of the Bank and provides businesses and consumer banking products to its customers through six full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, San Bernardino, Seal Beach and Pasadena.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000
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